EXHIBIT 10.42

On March 4, 2003, the Board of Directors of Verity, Inc. approved a new employment arrangement with Anthony J. Bettencourt in connection with his appointment as President and Chief Executive Officer of Verity. This new arrangement included:

1.    the grant of a stock option to purchase 300,000 shares of Verity’s common stock at an exercise price equal to the fair market value of such stock on the date of grant, which grant shall vest over two years in 24 equal monthly installments until fully vested or employment is terminated, whichever occurs first, the vesting of which shall accelerate in full upon termination without cause following a change of control, and shall have a term of eight years and a post-termination exercise period of twelve months; and

2.    the annual rate of compensation of $500,000 with an annual incentive bonus of $175,000, subject to the achievement of milestones and/or other criteria.

On August 6, 2003, the Compensation Committee of Verity also approved the form of employment agreement to be used with Mr. Bettencourt which, in addition to the above and other standard provisions, also included severance benefits of 12 months base salary continuation and full payment of the annual incentive bonus in the event of termination without cause or resignation for good reason.